As filed with the Securities and Exchange Commission on March 14, 2024

Registration No. 333-255054

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

Form F-3

Registration Statement

UNDER

THE SECURITIES ACT OF 1933

TEXTAINER GROUP HOLDINGS LIMITED

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Bermuda	98-050316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Century House, 16 Par-La-Ville Road

Hamilton HM 08, Bermuda

(441) 296-2500

(Address and telephone number of Registrant’s principal executive offices)

Daniel W. Cohen

Textainer Group Holdings Limited

c/o Textainer Equipment Management (U.S.) Limited

650 California Street, 16th Floor

San Francisco, CA 94108

(415) 434-0551

(Name, address, and telephone number of agent for service)

Copies to:

Kurt J. Berney, Esq.

O’Melveny & Myers LLP

Two Embarcadero Center

28th Floor

San Francisco, CA 94111

(415) 984-8700

Approximate date of commencement of proposed sale to the public: Not applicable.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF SECURITIES

Textainer Group Holdings Limited (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3ASR (File No. 333-255054) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on April 6, 2021, registering an indeterminate number of common shares, preference shares, debt securities, warrants, rights and units of the Registrant.

On March 14, 2024, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 22, 2023, by and among the Registrant, Typewriter Parent Ltd., an exempted company limited by shares incorporated under the Companies Act (2023 Revision) of the Cayman Islands (“Parent”), and Typewriter Merger Sub Ltd., an exempted company limited by shares incorporated under the Laws of Bermuda and a subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Parent.

As a result of the Merger, the Registrant is terminating, as of the date hereof, all existing registration statements under the Securities Act of 1933, as amended, of the Registrant, including the Registration Statement. In accordance with an undertaking in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities which had been registered under the Registration Statements but remain unsold at the termination of the offerings, the Registrant hereby terminates the Registration Statement and removes from registration, by means of a post-effective amendment, any and all securities of the Registrant which have been registered for issuance under the Registration Statement but remain unsold as of the date of hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of San Francisco, State of California, on March 14, 2024.

TEXTAINER GROUP HOLDINGS LIMITED

By:	/s/ Olivier Ghesquiere
Name: Olivier Ghesquiere
Title: President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.